Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS

THIRD QUARTER 2007 RESULTS

– Company Reports Total Net Revenue of $595 Million –

– GAAP EPS of $0.31 and Adjusted EPS of $0.33 –

CORONA, CA – November 6, 2007 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its third quarter ended September 30, 2007.

Net revenue for the third quarter 2007 was $594.7 million and net income was $34.6 million, or $0.31 per diluted share. Excluding special items as detailed in the reconciliation table below, adjusted net income for the third quarter was $37.2 million, or $0.33 per diluted share.

Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA for the third quarter 2007 was $134.6 million.

Cash flow from operations was $56.5 million for the third quarter and $255.7 million for the first nine months of 2007, respectively. Cash and marketable securities were $145.1 million as of September 30, 2007.

“I am pleased to report a strong quarter overall for Watson,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “While we had strong contributions from our Brand and Generic businesses, Distribution revenue was weaker, reflecting an industry-wide reduction of new product launches in the quarter as well as changes in market dynamics on key distributed products.”

“In my first few months as Watson’s CEO, I’ve been able to assess the unique opportunities and assets that are available to the Company. We have a great base to build upon, including a strong generic business, a promising brand pipeline and a solid distribution business. Maximizing the value of these assets will be my top priority. I am confident that we are poised for continued success,” Bisaro concluded.

For the nine months ended September 30, 2007, net revenue increased 38 percent to $1,869.3 million, as compared to $1,358.1 million for the first nine months of 2006. Net income for the first nine months of 2007 was $102.6 million, or $0.93 per diluted share, as compared to net income of $44.0 million, or $0.43 per diluted share, for the same period of 2006. On an adjusted basis, as detailed in the attached reconciliation table, net income for the first nine months of 2007 was $112.4 million, or $1.01 per diluted share, as compared to adjusted net income of $83.7 million, or $0.77 per diluted share, for the same period of 2006.

Third Quarter and Nine Month Business Segment Results

Generic Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Generic Segment Contribution
Product sales	$326,231	$347,635	$1,065,152	$1,088,491
Other revenue	31,489	5,436	62,834	7,101

Net revenue	357,720	353,071	1,127,986	1,095,592
Cost of sales	210,931	234,973	693,896	758,921

Gross profit	146,789	118,098	434,090	336,671

Gross margin	41.0%	33.4%	38.5%	30.7%
Research and development	26,555	18,339	77,036	56,958
Selling and marketing	14,018	12,656	41,764	39,120

Segment contribution	$106,216	$87,103	$315,290	$240,593

Segment margin	29.7%	24.7%	28.0%	22.0%

Generic segment net revenue for the third quarter of 2007 increased one percent or $4.6 million to $357.7 million, compared to $353.1 million in the prior year period.

Generic product sales for the third quarter of 2007 decreased $21.4 million to $326.2 million, primarily related to the loss of revenue from oxycodone HCl controlled-release tablets, following the termination of a distribution agreement, and lower sales of pravastatin sodium tablets. This was offset in part by the addition of product revenue from the Company’s recently acquired Florida operations and revenue from the launch of bupropion hydrochloride extended-release tablets 300 mg. In addition, sales of the Company’s generic oral contraceptives portfolio increased $8.6 million to $92.5 million.

Other revenue increased $26.1 million to $31.5 million as compared to the prior year period, due primarily to the addition of royalties from Sandoz’s sales of metoprolol succinate extended-release tablets 50 mg and GlaxoSmithKline’s sales of Wellbutrin XL® 150 mg.

Gross margin for the Generic segment increased from 33.4 percent in the third quarter 2006 to 41.0 percent in the third quarter 2007 due to the increase in other revenue and lower sales of authorized generics.

Watson currently has approximately 70 ANDAs on file, including tentative approvals.

Brand Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Brand Segment Contribution
Product sales	$93,534	$85,543	$281,096	$256,831
Other revenue	13,577	1,879	38,288	5,659

Net revenue	107,111	87,422	319,384	262,490
Cost of sales	22,089	22,923	74,099	64,589

Gross profit	85,022	64,499	245,285	197,901

Gross margin	79.4%	73.8%	76.8%	75.4%
Research and development	9,102	11,108	31,932	33,451
Selling and marketing	26,613	26,447	79,397	85,187

Segment contribution	$49,307	$26,944	$133,956	$79,263

Segment margin	46.0%	30.8%	41.9%	30.2%

Brand segment net revenue for the third quarter of 2007 increased 23 percent, or $19.7 million to $107.1 million, compared to $87.4 million in the prior year period due to increases in both Brand product sales and other revenue.

Brand product sales for the third quarter of 2007 increased nine percent or $8.0 million to $93.5 million, primarily due to increased sales of Trelstar® and Androderm®. Other revenue increased $11.7 million to $13.6 million, due to the addition of revenue related to the co-promotion of AndroGel® and other revenue resulting from the Andrx acquisition.

Gross margin for the Brand segment increased from 73.8 percent in the third quarter 2006 to 79.4 percent in the third quarter 2007, due to the increase in other revenue and improved manufacturing costs.

In Watson’s Brand product pipeline, the Company remains on track for submitting a New Drug Application (NDA) in the first quarter 2008 for silodosin, an investigational product for the treatment of benign prostatic hyperplasia. The Company also recently completed the Phase 3 program on its topical gel formulation of oxybutynin for overactive bladder. An NDA is expected to be submitted to FDA in the second quarter of 2008. Finally, Debiopharm, Watson’s partner on Trelstar®, completed the Phase 3 program for its 6-month formulation of Trelstar®, an investigational product for the treatment of advanced prostate cancer. Preliminary results indicate the trial was successful. Pending a final analysis of the data, Debiopharm plans to submit an NDA for the Trelstar® 6-month formulation in the second quarter 2008.

Distribution Segment Information

(Unaudited; $ in thousands)	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Distribution segment contribution
Product sales	$129,875	$421,946
Other revenue	—	—

Net revenue	129,875	421,946
Cost of sales	113,400	363,583

Gross profit	16,475	58,363

Gross margin	12.7%	13.8%
Research and development	—	—
Selling and marketing	12,716	39,246

Segment contribution	$3,759	$19,117

Segment margin	2.9%	4.5%

Distribution segment net revenue for the third quarter of 2007 was $129.9 million, down 11 percent from $146.6 million reported in the second quarter 2007, primarily due to fewer new products reaching the market and lower sales of products that became multi-source in the third quarter.

Gross margin for the Distribution segment fell from 15.9 percent in the second quarter 2007 to 12.7 percent in the third quarter 2007 due primarily to lower pricing on key generic products and a shift in product mix.

Other Operating Expenses

Consolidated general and administrative expenses for the third quarter of 2007 increased $33.8 million to $59.1 million, compared to $25.4 million in the prior year period, primarily due to the Andrx acquisition. Consolidated general and administrative expense for the third quarter 2007 includes an $8.5 million litigation charge.

2007 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first nine months of 2007, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches. The current 2007 forecast excludes approximately $19 million ($12 million net of tax, or $0.10 per diluted share) of acquisition, litigation and impairment charges and certain other gains and losses as detailed in Table 6 below.

Watson estimates total net revenue for the full year of 2007 at approximately $2.5 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ended December 31, 2007

Generic Segment	Approximately $1.5 Billion
Brand Segment	$420 - $430 Million
Distribution	$550 - $565 Million

Research and development investment for 2007 is expected to be approximately six percent of total revenue. Selling, general and administrative expenses for 2007 are expected to be approximately 17 percent of total revenue.

Adjusted earnings per diluted share for 2007 is expected to be between $1.30 and $1.33. Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA is expected to be between $536 and $541 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss 2007 third quarter results, projections for the remainder of 2007 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 19494140. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, Friday, November 16, 2007. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx Acquisition; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Wellbutrin XL® is a registered trademark of GlaxoSmithKline.

AndroGel® is a registered trademark of Unimed Pharmaceuticals, Inc., a wholly-owned subsidiary of Solvay Pharmaceuticals, Inc.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2007 and 2006:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		Restated*		Restated*
Net revenues	$594,706	$440,493	$1,869,316	$1,358,082
Cost of sales (excludes amortization, presented below)	346,420	257,896	1,131,578	823,510

Gross profit	248,286	182,597	737,738	534,572

Operating expenses:
Research and development	35,657	29,447	108,968	90,409
Selling, general and administrative	112,491	64,467	312,867	201,991
Amortization	44,159	39,392	132,251	121,593
Net (gain) loss on asset sales and impairments	(6,118)	—	(6,118)	66,981

Total operating expenses	186,189	133,306	547,968	480,974

Operating income	62,097	49,291	189,770	53,598

Non-operating (expense) income, net:
Loss on early extinguishment of debt	—	—	(4,410)	(525)
Interest income	1,964	9,601	6,696	22,766
Interest expense	(10,125)	(3,814)	(35,476)	(10,437)
Other income (expense)	1,449	(225)	7,886	4,851

Total non-operating (expense) income, net	(6,712)	5,562	(25,304)	16,655

Income before income taxes	55,385	54,853	164,466	70,253
Provision for income taxes	20,779	20,460	61,839	26,297

Net income	$34,606	$34,393	$102,627	$43,956

Diluted earnings per share	$0.31	$0.31	$0.93	$0.43

Diluted weighted average shares outstanding	117,421	116,353	117,042	116,356

*	Net income for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$133,348	$154,171
Marketable securities	11,721	6,649
Accounts receivable, net	275,840	384,692
Inventories	524,107	517,236
Other current assets	178,985	198,928
Property and equipment, net	683,441	697,415
Investments and other assets	124,864	131,725
Product rights and other intangibles, net	647,526	779,284
Goodwill	875,443	890,477

Total Assets	$3,455,275	$3,760,577

Liabilities & Stockholders’ Equity
Current liabilities	$394,943	$689,929
Long-term debt	974,342	1,124,145
Deferred income taxes and other liabilities	278,994	266,115
Stockholders’ equity	1,806,996	1,680,388

Total liabilities and stockholders’ equity	$3,455,275	$3,760,577

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Nine Months Ended September 30,
	2007	2006
		Restated*
Cash Flows from Operating Activities:
Net income	$102,627	$43,956

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	189,185	158,620
Non-cash impairment charges	4,499	66,981
Deferred income tax benefit	(15,509)	(54,134)
Provision for inventory reserve	36,908	18,126
Restricted stock and stock option compensation	10,337	9,731
Other adjustments to reconcile net income to net cash provided	(8,810)	(7,315)
Changes in assets and liabilities:
Accounts receivable, net	111,852	69,931
Inventories	(48,654)	(53,712)
Accounts payable and accrued expense	(142,957)	40,445
Income taxes payable	2,967	48,183
Prepaids and other changes to assets and liabilities	13,280	(3,045)

Total adjustments	153,098	293,811

Net cash provided by operating activities	255,725	337,767

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(50,304)	(25,908)
Acquisition of business, net of cash acquired	—	(29,574)
Proceeds from sale of property and equipment	14,385	—
Other	(2,838)	(3,516)

Net cash used in investing activities	(38,757)	(58,998)

Cash Flows from Financing Activities:
Payments on term loan and other long-term liabilities	(252,910)	(18,926)
Proceeds from stock plans	15,195	7,928
Other	(76)	—

Net cash used in financing activities	(237,791)	(10,998)

Net (decrease) increase in cash and cash equivalents	(20,823)	267,771
Cash and cash equivalents at beginning of period	154,171	467,451

Cash and cash equivalents at end of period	$133,348	$735,222

*	Net income for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.

The following table presents a reconciliation of reported net income and earnings per diluted share to adjusted net income and diluted earnings per share for the three and nine months ended September 30, 2007 and 2006:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		Restated*		Restated*
GAAP to adjusted net income calculation
Reported GAAP net income	$34,606	$34,393	$102,627	$43,956
Adjusted for:
Acquisition charges	1,710	108	11,288	189
Gain on sale of assets	(10,617)	—	(13,089)	(3,695)
Non-cash impairment charges	4,499	—	4,499	66,981
Loss on early extinguishment of debt	—	—	4,410	525
Legal settlements	8,500	—	8,658	—
Income taxes	(1,534)	(40)	(6,012)	(24,269)

Adjusted net income	37,164	34,461	112,381	83,687
Add: Interest expense on CODES, net of tax	1,905	2,026	5,906	5,485

Adjusted net income, adjusted for interest on CODES	$39,069	$36,487	$118,287	$89,172

Diluted earnings per share
Diluted earnings per share—GAAP	$0.31	$0.31	$0.93	$0.43

Diluted earnings per share—Adjusted	$0.33	$0.31	$1.01	$0.77

Basic weighted average common shares outstanding	102,453	101,865	102,266	101,760
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive stock options	611	131	419	239

Diluted weighted average common shares outstanding	117,421	116,353	117,042	116,356

*	Net income for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.

The following table presents a reconciliation of reported net income for the three and nine months ended September 30, 2007 and 2006 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		Restated*		Restated*
GAAP net income	$34.6	$34.4	$102.6	$44.0
Plus:
Interest expense	10.1	3.8	35.5	10.5
Interest income	(2.0)	(9.6)	(6.7)	(22.8)
Provision for income taxes	20.8	20.4	61.8	26.3
Depreciation	19.4	12.5	56.9	37.0
Amortization	44.2	39.4	132.3	121.6

EBITDA	127.1	100.9	382.4	216.6

Adjusted for:
Non-cash impairment charges	4.5	—	4.5	67.0
Share-based compensation	3.4	3.1	10.3	9.7
Acquisition related charges	1.7	0.1	11.3	0.2
Litigation charge	8.5	—	8.7	—
Loss on early extinguishment of debt	—	—	4.4	0.5
Gain on sales of assets	(10.6)	—	(13.1)	(3.7)

Adjusted EBITDA	$134.6	$104.1	$408.5	$290.3

*	Net income for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.

The following table presents a reconciliation of reported net income for the nine months ended September 30, 2007 and forecasted net income for the 12 months ended December 31, 2007:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table—Forecasted Adjusted Earnings per Diluted Share

(Unaudited; in millions except per share amounts)

	Nine Months Ended September 30, 2007	Forecast for Three Months Ended December 31, 2007		Forecast for Twelve Months Ended December 31, 2007
		Low	High	Low	High
GAAP to adjusted net income calculation
GAAP net income	$102.6	$30.5	$34.0	$133.1	$136.6
Adjusted for:
Acquisition charges	11.3	2.2	2.2	13.5	13.5
Gain on sale of assets	(13.1)	—	—	(13.1)	(13.1)
Non-cash impairment charges	4.5	—	—	4.5	4.5
Loss on early extinguishment of debt	4.4	1.1	1.1	5.5	5.5
Legal settlements	8.7	—	—	8.7	8.7
Income taxes	(6.0)	(1.2)	(1.2)	(7.2)	(7.2)

Adjusted net income	112.4	32.6	36.1	145.0	148.5
Add: Interest expense on CODES, net of tax	5.9	2.0	2.0	7.9	7.9

Adjusted net income, adjusted for interest on CODES	$118.3	$34.6	$38.1	$152.9	$156.4

Diluted earnings per share
Diluted earnings per share—GAAP	$0.93	$0.28	$0.31	$1.20	$1.23

Diluted earnings per share—Adjusted	$1.01	$0.29	$0.32	$1.30	$1.33

Diluted weighted average common shares outstanding	117.0	117.7	117.7	117.2	117.2

The reconciliation table is based in part on management’s estimate of net income for the year ended December 31, 2007. Watson expects certain known GAAP charges for 2007, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of reported net income for the nine months ended September 30, 2007 and forecasted net income for the 12 months ended December 31, 2007 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Forecasted Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Nine Months Ended September 30, 2007	Forecast for Three Months Ended December 31, 2007		Forecast for Twelve Months Ended December 31, 2007
		Low	High	Low	High
GAAP net income	$102.6	$30.5	$34.0	$133.1	$136.6
Plus:
Interest expense	35.5	9.0	9.0	44.5	44.5
Interest income	(6.7)	(1.6)	(1.6)	(8.3)	(8.3)
Provision for income taxes	61.8	18.4	20.5	80.2	82.3
Depreciation	56.9	19.8	19.8	76.7	76.7
Amortization	132.3	44.2	44.2	176.5	176.5

EBITDA	382.4	120.3	125.9	502.7	508.3

Adjusted for:
Non-cash impairment charges	4.5	—	—	4.5	4.5
Share-based compensation	10.3	3.7	3.7	14.0	14.0
Acquisition related charges	11.3	2.2	2.2	13.5	13.5
Litigation charge	8.7	—	—	8.7	8.7
Loss on early extinguishment of debt	4.4	1.1	1.1	5.5	5.5
Gain on sales of assets	(13.1)	—	—	(13.1)	(13.1)

Adjusted EBITDA	$408.5	$127.3	$132.9	$535.8	$541.4

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ended December 31, 2007. Watson expects certain known GAAP charges for 2007, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.